Exhibit 99.17

JOINDER AGREEMENT
This JOINDER AGREEMENT (the “Joinder”) is dated July 19, 2017 by and among Brown & Williamson Holdings, Inc., Louisville Securities Limited and British American Tobacco p.l.c. (together, the “Existing Joint Filers”) and BATUS Holdings Inc. (the “New Joint Filer”).

WHEREAS, the Existing Joint Filers are parties to that certain Joint Filing Agreement dated as of June 19, 2015 (the “Agreement”), pursuant to which each of the Existing Joint Filers agreed to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) on its behalf with respect to shares of common stock, par value $0.0001 per share, of Reynolds American Inc.

WHEREAS, the New Joint Filer desires to be joined as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.            Effective immediately, the New Joint Filer is joined as a party to the Agreement.

2.            The New Joint Filer agrees to be bound by the terms of the Agreement, including the obligations of the Existing Joint Filers, the terms of which are incorporated herein and made a part hereof.

3.            This Joinder may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

[Signatures appear on next page]

IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 19th day of July, 2017.

BATUS HOLDINGS INC.

By:	/s/ L. Brent Cotton
Name: L. Brent Cotton
Title: President

LOUISVILLE SECURITIES LIMITED

By:	/s/ Robert J. Casey
Name: Robert J. Casey
Title: Director

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Paul McCrory
Name: Paul McCrory
Title: Company Secretary

BROWN & WILLIAMSON HOLDINGS, INC.

By:	/s/ Timothy J. Hazlett
Name: Timothy J. Hazlett
Title: Director